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                                                                  Exhibit (a)(4)

                   [EDUCATION LENDING GROUP, INC. LETTERHEAD]


                                                            August 11, 2003

Dear Stockholder:

   Education Lending Group, Inc., a Delaware corporation ("Education Lending Group"), hereby offers, upon the terms and conditions set forth in the enclosed Prospectus and in the accompanying Letter of Transmittal, to exchange one share of Common Stock, par value $.001 per share (the "Common Stock") (registered by the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 7, 2003), for each currently outstanding (on a fully diluted basis) share of Common Stock, of Education Lending Group (the "Exchange Offer"). We will accept up to 100% of our outstanding shares of Common Stock for exchange pursuant to the Exchange Offer. For a more detailed description of the purpose of the Exchange Offer and the Common Stock that Education Lending Group is proposing to issue in the Exchange Offer, please see the sections of the Prospectus titled "The Exchange Offer--Purpose of Exchange Offer," and "The Exchange Offer--Description and Effect of Exchange Offer." We reserve the right to terminate or amend the Exchange Offer, in our sole and absolute discretion, in accordance with the terms set forth in the sections of the Prospectus titled "The Exchange Offer--Conditions to the Exchange Offer," and "The Exchange Offer--Expiration Date; Extension and Amendment." We also reserve the right, in our sole and absolute discretion, to extend the period of time during which the Exchange Offer is open. The Exchange Offer is open to all holders of our Common Stock and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Prospectus, we reserve the right to waive any and all conditions other than receipt of necessary government approvals on or before the expiration of the Exchange Offer.

   The purpose of the Exchange Offer is to provide a means for current holders of shares of Education Lending Group Common Stock that are not currently freely transferable to exchange their shares of Common Stock for an equal number of shares of Education Lending Group Common Stock that have been registered with the Securities and Exchange Commission (pursuant to the registration statement referenced above in the first paragraph) and are freely transferable, other than by our affiliates. Each outstanding share of Common Stock that is tendered pursuant to and in accordance with the terms of the Exchange Offer will be exchanged for one registered share of Education Lending Group Common Stock. The registered shares of Common Stock will not bear any legend restricting their transfer (except in limited circumstances) and will be freely transferable by the holder, in each case other than shares issued to affiliates of the Company. The certificates for shares of Common Stock that are tendered to Education Lending Group in the Exchange Offer will be cancelled. To help determine whether you hold freely transferable shares of Education Lending Group Common Stock, please see the section in the Prospectus titled "Transferability of the Offered Common Stock."

   Any holder of our Common Stock desiring to tender all or any portion of its Common Stock should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such holder's signature guaranteed (if required by Instruction 1 to the letter of transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to Interwest Transfer Co., Inc. (the "Exchange Agent") and either deliver the certificates for tendered Common Stock along with the Letter of Transmittal to the Exchange Agent or tender such Common Stock pursuant to the procedures for book-entry transfer set forth in the Prospectus under the sections "The Exchange Offer--Procedures for Tendering Outstanding Stock," and "The Exchange Offer--Book Entry Transfer" or (2) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Any holder whose Common Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee to tender their Common Stock.

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   The enclosed Prospectus provides important information about Education
Lending Group and the detailed terms of the Exchange Offer. Please read it carefully.

   Any questions or requests for additional information or copies of the Prospectus may be directed to Education Lending Group or the Exchange Agent at the addresses and phone numbers listed in the Prospectus.

                                          Sincerely,

                                          /s/ Robert deRose
                                          ROBERT DEROSE
                                          Chairman of the Board and
                                          Chief Executive Officer

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